United States securities and exchange commission logo





                     January 10, 2022

       Steven Helwig
       Interim Principal Financial Officer
       Radius Health, Inc.
       22 Boston Wharf Rd., 7th Floor
       Boston, MA 02210

                                                        Re: Radius Health, Inc.
                                                            Form 10-K for the
Period Ended December 31, 2021
                                                            Filed February 25,
2021
                                                            Form 8-K Filed
November 8, 2021
                                                            File No. 001-35726

       Dear Mr. Helwig:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences